Exhibit 99(J)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information in Post-Effective Amendment No. 155 and 156 to the Registration Statement (Form N-1A, No. 002-97596 and No. 811-04297) of VanEck Funds and to the incorporation by reference of our reports dated February 23, 2018 on CM Commodity Index Fund, Emerging Markets Fund, Global Hard Assets Fund, International Investors Gold Fund, VanEck Morningstar Wide Moat Fund, VanEck NDR Managed Allocation Fund and Unconstrained Emerging Markets Bond Fund (seven of the investment funds constituting VanEck Funds) (the “Funds”) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2017.

/s/ Ernst & Young

New York, New York

April 24, 2018